UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2012

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 2, 2012, IFMI, LLC (“IFMI”), a Delaware limited liability company and a subsidiary of Institutional Financial Markets, Inc. (the “Company”), and PrinceRidge Holdings LP, a Delaware limited partnership and a subsidiary of the Company (“PrinceRidge”), entered into a Senior Promissory Note and Security Agreement (the “Note”), pursuant to which IFMI borrowed $8 million from PrinceRidge. The Note was entered into in connection with the exercise of an option to borrow pursuant to Section 5.05(b) of the Fourth Amended and Restated Limited Partnership Agreement, dated as of May 31, 2011, of PrinceRidge, and Section 5.05(b) of the Fourth Amended and Restated Limited Liability Company Agreement, dated as of May 31, 2011, of PrinceRidge Partners LLC, a Delaware limited liability company and a subsidiary of the Company (“PrinceRidge LLC”).

Under the terms of the Note, IFMI will pay interest on the unpaid balance of the Note’s principal amount at an annual rate equal to 10% per annum (“Interest”). Interest is payable quarterly, with the final payment due on the date of the Note’s maturity, which is May 2, 2013. Pursuant to the Note, in order to secure all of IFMI’s obligations thereunder, IFMI grants to PrinceRidge a first priority security interest in all of IFMI’s right, title and interest in and to 100% of IFMI’s capital account in each of PrinceRidge and PrinceRidge LLC, and 100% of IFMI’s units in each of PrinceRidge and PrinceRidge LLC (collectively, the “Collateral”).

The Note contains standard representations and warranties on the part of IFMI. In addition, under the Note, IFMI covenants and agrees that, among other things, proceeds of the loan made under the Note shall be dividended to the Company in order to satisfy redemptions of the 7-5/8% convertible notes issued by the Company and for working capital and general corporate purposes of IFMI. The Note also contains standard covenants, including that, so long as any obligations remain outstanding under the Note or the Note remains in effect, IFMI will not, without the prior written consent of PrinceRidge take any of the following actions: (i) merge or consolidate with any entity unless the surviving entity assumes the obligations of IFMI under the Note; (ii) sell all or substantially all of IFMI’s assets unless the proceeds of such sale are used to fully prepay or otherwise extinguish the Note;; (iii) do or perform any act which materially and adversely affects the interests or rights of PrinceRidge under the Note or with respect to the Collateral; or (iv) modify or amend any of the material terms of any existing indebtedness or make any voluntary prepayments thereunder without the prior written consent of PrinceRidge, if any such modification, amendment or prepayment would have a material adverse effect on IFMI’s ability to pay the obligations under the Note as and when due.

Upon the occurrence of an Event of Default (as defined in the Note), subject to certain rights of IFMI to cure such default, PrinceRidge may declare the principal, Interest and all other amounts owing under the Note to be immediately due and payable, and may exercise all of its rights and remedies against the Collateral (as provided in the Note).

The Note may be prepaid in whole or in part at any time and from time to time without premium, penalty or fee, together with Interest accrued on the amount prepaid to the date of any such prepayment.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the Note, which is attached hereto as Exhibit 10.1, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Senior Secured Promissory Note and Security Agreement, dated as of May 2, 2012, by and between IFMI, LLC and PrinceRidge Holdings LP.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: May 8, 2012	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.
Executive Vice President,
Chief Financial Officer and Treasurer